UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) October 8, 2008 (October 2, 2008)
DYNAMEX INC.
(Exact name of registrant as specified in its charter)

Delaware	000-21057	86-0712225
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5429 LBJ Freeway, Suite 1000
Dallas, Texas	75240
(Address of principal executive	(Zip Code)
offices)
Registrant’s telephone number, including area code:
(214) 560-9000
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On October 8, 2008, Dynamex Inc. (the “Company”), announced the hiring of James L. Welch to serve as President and Chief Executive Officer. Mr. Welch was also appointed to serve on the Board of Directors.
Welch will join the Company on November 1, 2008 and will assume responsibility for day-to-day operations of the Company. He will be based at the Company’s headquarters in Dallas, Texas.
Welch, age 54, most recently provided consulting services and served as interim CEO at JHT Holdings, Inc. Prior to that, he served as President and Chief Executive Officer of Yellow Transportation, a subsidiary of YRC Worldwide, Inc. (formerly Yellow Roadway) from 2000 to 2007. In that position, Welch had responsibility for sales, operations, finance, human resources and labor relations for this $3.6 billion transportation services company with 25,000 employees and a network of 350 domestic and international service centers.
Mr. Welch has spent virtually his entire career with Yellow Transportation beginning as an Account Executive in 1978 and progressing to President and Chief Executive Officer. During his 30 year tenure with Yellow Transportation, he held various positions of increasing responsibility in sales, operations, engineering and management. Mr. Welch is also a member of the Board of Directors of SkyWest, Inc. (NASDAQ: SKYW) and Spirit AeroSystems Holdings, Inc. (NYSE: SPR).
Mr. Welch employment letter provides for an initial annual base salary of $525,000, an initial grant of 21,667 stock options and 13,000 restricted performance units, a target bonus of 60% of normal annual salary based on the achievement of certain financial goals for the Company’s fiscal year beginning August 1, 2008, Company paid health benefits and severance benefits under certain conditions of 12 months base salary and certain other benefits.

Item 9.01	Financial Statements and Exhibits
99.1	Press release of Dynamex Inc. dated October 8, 2008 announcing the appointment of James L. Welch as President and CEO.

99.2	Dynamex Inc. employment letter dated September 24, 2008 to James L. Welch.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DYNAMEX INC.
Dated: October 9, 2008	By:	/s/Ray E. Schmitz
Ray E. Schmitz
Vice President and Chief Financial Officer